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                                    FORM 8-K

                       Securities and Exchange Commission
                            Washington, D.C.  20549


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 10, 1997

                           Micropac Industries, Inc.
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             (exact name of registrant as specified in its charter)

     Delaware                 0-5109                        75-1225149
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(State or other       (Commission File Number)            (IRS Employer
jurisdiction of                                            Identification
incorporation)                                             Number)

                      905 E. Walnut, Garland, Texas 75040
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                    (address of principal executive offices)

Registrant's telephone number, including area code: (972) 272-3571


                                 Not applicable
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         (Former name or former address, if changed since last report)
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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

         Effective August 30, 1991, H. Kent Hearn, William J. Holt and James R. Gilmer, as proxy holders, and the Company entered into a Proxy Agreement with Heinz-Weiner Hempel, a citizen of West Germany. In 1992, Mr. Gilmer resigned as a proxy holder. Under the Proxy Agreement, the 1,952,577 shares of the Company's common stock owned by Mr. Hempel (53.8% of the total issued and outstanding shares) were transferred to the proxy holders subject to the terms and conditions of such Proxy Agreement. The Proxy Agreement was entered into in order to permit the Company to regain its Department of Defense facility security clearance which was terminated in 1990 by the Department of Defense due to the Company's lack of classified contracts. The Department of Defense regulations concerning the granting of security clearances require a proxy agreement of this nature in order to insulate companies having a security clearance from foreign ownership, control or influence. The Proxy Agreement provides that Messrs. Hearn and Holt, as proxy holders, have the rights and powers to vote Mr. Hempel's stock to the same extent as if they were the absolute owners of such stock. However, the proxy does require the approval of Mr. Hempel as to certain matters such as the voting for a merger or any sale of all or substantially all of the Company's assets.

         In 1993, the Company terminated its Department of Defense facility security clearance due to the Company's lack of classified contracts. Mr. Hempel retained the authority to terminate the Proxy Agreement at any time and, on January 10, 1997 he notified the Company that he was revoking and terminating the Proxy Agreement.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MICROPAC INDUSTRIES, INC.


DATE: February 7, 1997                  /s/ Nicholas Nadolsky
                                        President